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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                     People's Community Capital Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   710879 10 7
                                 (CUSIP Number)


                   Tommy B. Wessinger, Chief Executive Officer
                               125 Park Avenue, NW
                                 Aiken, SC 29801
                            Telephone: (803) 502-0340

      (Name, Address and Telephone Number of Person Authorized to Receive
                         Notices and Communications)

                                 January 1, 2002
          ---------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this schedule is filed.

         [ ]   Rule 13d-1(b)
         [x]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Cusip No. 710879  10  7

                                  SCHEDULE 13G

-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Tommy B. Wessinger
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
3        SEC USE ONLY


-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                 73,618
                          -----------------------------------------------------
                           6     SHARED VOTING POWER

    NUMBER OF SHARES
  BENEFICIALLY OWNED BY   -----------------------------------------------------
  EACH REPORTING PERSON    7     SOLE DISPOSITIVE POWER
          WITH
                                 73,618
                          -----------------------------------------------------
                           8     SHARED DISPOSITIVE POWER


-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         73,618
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.73%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------


                                      -2-
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Cusip No. 710879 10 7


ITEM 1(A). NAME OF ISSUER

         The name of the issuer is People's Community Capital Corporation.


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         The principal executive offices of the issuer are located at 125 Park Avenue, NW, Aiken, South Carolina 29801


ITEM 2(A). NAME OF PERSONS FILING

         This statement is being filed by Tommy B. Wessinger.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         125 Park Avenue, NW, Aiken, South Carolina 29801

ITEM 2(C). CITIZENSHIP

         Tommy B. Wessinger - United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES

         This statement relates to Common Stock.

ITEM 2(E). CUSIP NUMBER

         The CUSIP Number for People's Community Capital Corporation is 710879 10 7

ITEM 3.  THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULES 13 D-1(B) OR
         13 D-2(B)





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Cusip No. 710879 10 7


ITEM 4.    OWNERSHIP

(a)      Amount Beneficially Owned:
                  Tommy B. Wessinger                 73,618

(b)      Percent of Class:
                  Tommy B. Wessinger                 6.73%

(c)      Number of shares as to which the person has:

                  (i)      sole power to vote or to direct the vote

                            Tommy B. Wessinger                73,618

                  (ii)     shared power to vote or to direct the vote

                            Tommy B. Wessinger                 0

                  (iii)    sole power to dispose or to direct the disposition of

                            Tommy B. Wessinger                 73,618

                  (iv) shared power to dispose or to direct the disposition of

                            Tommy B. Wessinger                 0

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.


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Cusip No. 710879 10 7


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         Exhibits/  None.






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Cusip No. 710879 10 7


                               SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 25, 2002


                                                  /s/ Tommy B. Wessinger
                                          -------------------------------------
                                          Tommy B. Wessinger
                                          Chief Executive Officer and Director